Exhibit 99.1

Advaxis Prices Offering of $5,000,000 of Convertible Redeemable Preferred Stock Through a Private Placement

January 28, 2022

MONMOUTH JUNCTION, N.J., Jan. 28, 2022 (GLOBE NEWSWIRE) -- Advaxis, Inc. (OTCQX: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that the Company entered into an agreement with certain institutional investors for the private placement of 1,000,000 shares of Series D convertible redeemable preferred stock. The shares to be sold will have an aggregate stated value of $5,000,000. Each share of the Series D preferred stock has a purchase price of $4.75, representing an original issue discount (“OID”) of 5% of the stated value. The shares of Series D preferred stock are convertible into shares of the Company’s common stock, upon the occurrence of certain events, at a conversion price of $0.25 per share of common stock. The conversion, at the option of the stockholder, may occur at any time following the receipt of the stockholders’ approval for a reverse stock split. The Company will be permitted to compel conversion of the Series D preferred stock after the fulfillment of certain conditions and subject to certain limitations. The Series D preferred stock will also have a liquidation preference over the common stock, and may be redeemed by the investors, in accordance with certain terms, for a redemption price equal to 105% of the stated value, or in certain circumstances, 110% of the stated value. The Company and the holders of the Series D preferred stock will also enter into a registration rights agreement to register the resale of the shares of common stock issuable upon conversion of the Series D preferred stock.

Total gross proceeds from the offering, before deducting the financial advisor’s fees and other estimated offering expenses, are $4.75 million.

The Series D preferred stock permit the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate a reverse stock split of the Company’s common stock at a special meeting of Company stockholders, with the holders of the Series D preferred stock having the right to cast 30,000 votes per share of Series D preferred stock on such proposal. The holders of the Series D preferred stock agreed to vote their shares in the same proportions as the shares of common stock are voted on that proposal. The Series D preferred stock will not be permitted to vote on any other matter. The holders of the Series D preferred stock agreed not to transfer their shares of preferred stock until after a special meeting of Company stockholders to be held in the first half of 2022.

The closing of the offering is expected to occur on January 31, 2022, subject to the satisfaction of customary closing conditions. Additional information about the offering and the terms of the offering will be included in the Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Series D preferred stock and shares of common stock into which these preferred shares are convertible are being issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and/or Rule 506 of Regulation D as promulgated by SEC under the 1933 Act.

Neither the Series D preferred stock nor the shares of common stock into which these preferred shares are convertible have been, nor will be, registered under the 1933 Act and may not be offered or sold in the United States absent registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act.

The closing of the offering is expected to occur on January 31, 2022, subject to the satisfaction of customary closing conditions. Additional information about the offering above and the terms of the offering will be included in the Current Report on Form 8-K to be filed with the SEC.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

To learn more about Advaxis, visit www.advaxis.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the risks associated with being listed on the OTCQX; the outcome of any legal proceedings that may be instituted against the Company; the Company’s history of net operating losses and uncertainty regarding its ability to achieve profitability; expected clinical development of the Company’s drug product candidates, statements about the Company’s balance sheet position, including the sufficiency of the Company’s cash and cash equivalents to fund its obligations into the future, and statements related to the goals, plans and expectations for the Company’s ongoing clinical studies. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on January 22, 2021, and its periodic reports on Form 10-Q and Form 8-K. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contact:

Tim McCarthy, LifeSci Advisors, LLC

212.915.2564

tim@lifesciadvisors.com